Exhibit 99.2

BeiGene Announces the Approval in China of BLINCYTO® (Blinatumomab) for Injection for Pediatric Patients with Relapsed or Refractory B-Cell Precursor Acute Lymphoblastic Leukemia (ALL)

CAMBRIDGE, Mass., BASEL, Switzerland & BEIJING — May 4, 2022 — BeiGene (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide, today announced that the China National Medical Products Administration (NMPA) has granted conditional approval of BLINCYTO® (blinatumomab) for injection for the treatment of pediatric patients with relapsed or refractory (R/R) CD19-positive B-cell precursor acute lymphoblastic leukemia (ALL). The NMPA granted conditional approval for adult patients in this indication in December 2020.

Developed by Amgen and licensed to BeiGene in China under a strategic collaboration commenced in 2020, this is the second approval for BLINCYTO in China. The pediatric Supplemental Biologic License Application (sBLA) was submitted by BeiGene.

“This approval of BLINCYTO provides us with an opportunity to offer pediatric patients in China with relapsed or refractory B-cell precursor ALL the first approved biospecific immunotherapy treatment option for their disease,” commented Xiaobin Wu, Ph.D., President, Chief Operating Officer, and General Manager of China, at BeiGene. “We are proud to be able to offer BLINCYTO to help these young patients as they fight this disease. Our commercial organization of more than 3,100 people in China is excited to add this BLINCYTO indication to our portfolio, which includes 16 approved cancer treatments.”

BLINCYTO for injection for the treatment of adult patients with R/R CD19-positive B-cell precursor ALL was approved conditionally based on ex-China data and interim analysis results of the Phase 3 clinical trial of adult patients in China (NCT03476239). This conditional approval in pediatric patients with the above indication was granted based on ex-China research data and Chinese adult data. The full approval in this indication will depend on the results of a post-marketing study in China.

About Acute Lymphoblastic Leukemia (ALL)
Acute lymphoblastic leukemia (ALL), also known as acute lymphocytic leukemia, is a rapidly progressing cancer of the blood and bone marrow that occurs in both adults and children1. ALL accounts for approximately 20% of all adult leukemia, and in China there were an estimated 82,607 new cases of leukemia in 20182,3. In children, the relapse rate of ALL is nearly 10%, while in adults the relapse rate is closer to 50%4.

About BLINCYTO® (blinatumomab)
BLINCYTO is a BiTE® (bispecific T-cell engager) immuno-oncology therapy that targets CD19 surface antigens on B cells. BiTE molecules fight cancer by helping the body's immune system detect and target malignant cells by engaging T cells (a type of white blood cell capable of killing other cells perceived as threats) to cancer cells. By bringing T cells near cancer cells, the T cells can inject toxins and trigger cancer cell death (apoptosis). BiTE immuno-oncology therapies are currently being investigated for their potential to treat a wide variety of cancers.

Exhibit 99.2
BLINCYTO was granted breakthrough therapy and priority review designations by the U.S. Food and Drug Administration and is approved in the U.S. for the treatment of:
•relapsed or refractory CD-19 positive B-cell precursor ALL in adults and children.
•CD-19 positive B-cell precursor ALL in first or second complete remission with minimal residual disease (MRD) greater than or equal to 0.1% in adults and children. This indication is approved under accelerated approval based on MRD response rate and hematological relapse-free survival. Continued approval for this indication may be contingent upon verification and description of clinical benefit in the confirmatory trials.

In the European Union (EU), BLINCYTO is indicated as monotherapy for the treatment of:
•adults with Philadelphia chromosome negative CD19 positive relapsed or refractory B-precursor acute lymphoblastic leukemia (ALL). Patients with Philadelphia chromosome positive B-precursor ALL should have failed treatment with at least 2 tyrosine kinase inhibitors (TKIs) and have no alternative treatment options.
•adults with Philadelphia chromosome negative CD19 positive B-precursor ALL in first or second complete remission with minimal residual disease (MRD) greater than or equal to 0.1%.
•pediatric patients aged 1 year or older with Philadelphia chromosome negative CD19 positive B-precursor ALL which is refractory or in relapse after receiving at least two prior therapies or in relapse after receiving prior allogeneic hematopoietic stem cell transplantation
•pediatric patients aged 1 year or older with high-risk first relapsed Philadelphia chromosome negative CD19 positive B-precursor ALL as part of the consolidation therapy.

In China, BLINCYTO is indicated for the treatment of adult patients with relapsed or refractory B-cell precursor ALL.

Important U.S. Safety Information

WARNING: CYTOKINE RELEASE SYNDROME and NEUROLOGICAL TOXICITIES
•Cytokine Release Syndrome (CRS), which may be life-threatening or fatal, occurred in patients receiving BLINCYTO®. Interrupt or discontinue BLINCYTO® and treat with corticosteroids as recommended.
•Neurological toxicities, which may be severe, life-threatening or fatal, occurred in patients receiving BLINCYTO®. Interrupt or discontinue BLINCYTO® as recommended.

Contraindications
BLINCYTO® is contraindicated in patients with a known hypersensitivity to blinatumomab or to any component of the product formulation.
Warnings and Precautions
•Cytokine Release Syndrome (CRS): CRS, which may be life-threatening or fatal, occurred in 15% of patients with R/R ALL and in 7% of patients with MRD-positive ALL. The median time to onset of CRS is 2 days after the start of infusion and the median time to resolution of CRS was 5 days among cases that resolved. Closely monitor and advise patients to contact their healthcare professional for signs and symptoms of serious adverse events such as fever, headache, nausea, asthenia, hypotension, increased alanine aminotransferase (ALT), increased aspartate aminotransferase (AST), increased total bilirubin (TBILI), and disseminated intravascular coagulation (DIC). The manifestations of CRS after treatment with BLINCYTO® overlap with those of infusion reactions, capillary leak syndrome, and hemophagocytic histiocytosis/macrophage activation syndrome. If severe CRS occurs, interrupt BLINCYTO® until CRS resolves.

Exhibit 99.2
Discontinue BLINCYTO® permanently if life-threatening CRS occurs. Administer corticosteroids for severe or life-threatening CRS.
•Neurological Toxicities: Approximately 65% of patients receiving BLINCYTO® in clinical trials experienced neurological toxicities. The median time to the first event was within the first 2 weeks of BLINCYTO® treatment and the majority of events resolved. The most common (≥ 10%) manifestations of neurological toxicity were headache and tremor. Severe, life–threatening, or fatal neurological toxicities occurred in approximately 13% of patients, including encephalopathy, convulsions, speech disorders, disturbances in consciousness, confusion and disorientation, and coordination and balance disorders. Manifestations of neurological toxicity included cranial nerve disorders. Monitor patients for signs or symptoms and interrupt or discontinue BLINCYTO® as outlined in the PI.
•Infections: Approximately 25% of patients receiving BLINCYTO® in clinical trials experienced serious infections such as sepsis, pneumonia, bacteremia, opportunistic infections, and catheter-site infections, some of which were life-threatening or fatal. Administer prophylactic antibiotics and employ surveillance testing as appropriate during treatment. Monitor patients for signs or symptoms of infection and treat appropriately, including interruption or discontinuation of BLINCYTO® as needed.
•Tumor Lysis Syndrome (TLS), which may be life-threatening or fatal, has been observed. Preventive measures, including pretreatment nontoxic cytoreduction and on-treatment hydration, should be used during BLINCYTO® treatment. Monitor patients for signs and symptoms of TLS and interrupt or discontinue BLINCYTO® as needed to manage these events.
•Neutropenia and Febrile Neutropenia, including life-threatening cases, have been observed. Monitor appropriate laboratory parameters (including, but not limited to, white blood cell count and absolute neutrophil count) during BLINCYTO® infusion and interrupt BLINCYTO® if prolonged neutropenia occurs.
•Effects on Ability to Drive and Use Machines: Due to the possibility of neurological events, including seizures, patients receiving BLINCYTO® are at risk for loss of consciousness, and should be advised against driving and engaging in hazardous occupations or activities such as operating heavy or potentially dangerous machinery while BLINCYTO® is being administered.
•Elevated Liver Enzymes: Transient elevations in liver enzymes have been associated with BLINCYTO® treatment with a median time to onset of 3 days. In patients receiving BLINCYTO®, although the majority of these events were observed in the setting of CRS, some cases of elevated liver enzymes were observed outside the setting of CRS, with a median time to onset of 19 days. Grade 3 or greater elevations in liver enzymes occurred in approximately 7% of patients outside the setting of CRS and resulted in treatment discontinuation in less than 1% of patients. Monitor ALT, AST, gamma-glutamyl transferase, and TBILI prior to the start of and during BLINCYTO® treatment. BLINCYTO® treatment should be interrupted if transaminases rise to > 5 times the upper limit of normal (ULN) or if TBILI rises to > 3 times ULN.
•Pancreatitis: Fatal pancreatitis has been reported in patients receiving BLINCYTO® in combination with dexamethasone in clinical trials and the post-marketing setting. Evaluate patients who develop signs and symptoms of pancreatitis and interrupt or discontinue BLINCYTO® and dexamethasone as needed.
•Leukoencephalopathy: Although the clinical significance is unknown, cranial magnetic resonance imaging (MRI) changes showing leukoencephalopathy have been observed in patients receiving BLINCYTO®, especially in patients previously treated with cranial irradiation and antileukemic chemotherapy.
•Preparation and administration errors have occurred with BLINCYTO® treatment. Follow instructions for preparation (including admixing) and administration in the PI strictly to minimize medication errors (including underdose and overdose).

Exhibit 99.2
•Immunization: Vaccination with live virus vaccines is not recommended for at least 2 weeks prior to the start of BLINCYTO® treatment, during treatment, and until immune recovery following last cycle of BLINCYTO®.
•Risk of Serious Adverse Reactions in Pediatric Patients due to Benzyl Alcohol Preservative: Serious and fatal adverse reactions including "gasping syndrome," which is characterized by central nervous system depression, metabolic acidosis, and gasping respirations, can occur in neonates and infants treated with benzyl alcohol-preserved drugs including BLINCYTO® (with preservative). When prescribing BLINCYTO® (with preservative) for pediatric patients, consider the combined daily metabolic load of benzyl alcohol from all sources including BLINCYTO® (with preservative) and other drugs containing benzyl alcohol. The minimum amount of benzyl alcohol at which serious adverse reactions may occur is not known. Due to the addition of bacteriostatic saline, 7-day bags of BLINCYTO® solution for infusion with preservative contain benzyl alcohol and are not recommended for use in any patients weighing < 22 kg.

Adverse Reactions
•The most common adverse reactions (≥ 20%) in clinical trial experience of patients with MRD-positive B-cell precursor ALL (BLAST Study) treated with BLINCYTO® were pyrexia (91%), infusion-related reactions (77%), headache (39%), infections (pathogen unspecified 39%), tremor (31%), and chills (28%). Serious adverse reactions were reported in 61% of patients. The most common serious adverse reactions (≥ 2%) included pyrexia, tremor, encephalopathy, aphasia, lymphopenia, neutropenia, overdose, device related infection, seizure, and staphylococcal infection.
•The most common adverse reactions (≥ 20%) in clinical trial experience of patients with Philadelphia chromosome-negative relapsed or refractory B-cell precursor ALL (TOWER Study) treated with BLINCYTO® were infections (bacterial and pathogen unspecified), pyrexia, headache, infusion-related reactions, anemia, febrile neutropenia, thrombocytopenia, and neutropenia. Serious adverse reactions were reported in 62% of patients. The most common serious adverse reactions (≥ 2%) included febrile neutropenia, pyrexia, sepsis, pneumonia, overdose, septic shock, CRS, bacterial sepsis, device related infection, and bacteremia.
•Adverse reactions that were observed more frequently (≥ 10%) in the pediatric population compared to the adults with relapsed or refractory B-cell precursor ALL were pyrexia (80% vs. 61%), hypertension (26% vs. 8%), anemia (41% vs. 24%), infusion-related reaction (49% vs. 34%), thrombocytopenia (34% vs. 21%), leukopenia (24% vs. 11%), and weight increased (17% vs. 6%).
•In pediatric patients less than 2 years old (infants), the incidence of neurologic toxicities was not significantly different than for the other age groups, but its manifestations were different; the only event terms reported were agitation, headache, insomnia, somnolence, and irritability. Infants also had an increased incidence of hypokalemia (50%) compared to other pediatric age cohorts (15-20%) or adults (17%).

Dosage and Administration Guidelines
•BLINCYTO® is administered as a continuous intravenous infusion at a constant flow rate using an infusion pump which should be programmable, lockable, non-elastomeric, and have an alarm.
•It is very important that the instructions for preparation (including admixing) and administration provided in the full Prescribing Information are strictly followed to minimize medication errors (including underdose and overdose).

Please see full Prescribing Information and medication guide for BLINCYTO at www.BLINCYTO.com.

Exhibit 99.2
About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 8,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the commercialization and potential benefits of BLINCYTO®; and BeiGene’s plans and expectations for the commercialization of its and Amgen’s other oncology products and pipeline assets. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial, manufacturing, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-K as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

BLINCYTO® and BiTE® are registered trademarks of Amgen Inc.

References
1 Mayo Clinic. Acute lymphocytic leukemia. https://www.mayoclinic.org/diseases-conditions/acute-lymphocytic-leukemia/symptoms-causes/syc-20369077
2 Baljevic M, Jabbour E, O'Brien S, Kantarjian HM (2016). "Acute Lymphoblastic Leukemia".
3 Global Cancer Observatory. https://gco.iarc.fr/today/data/factsheets/populations/160-china-fact-sheets.pdf
4 Leukaemia Care. Relapse in Acute Lymphoblastic Leukaemia (ALL). https://media.leukaemiacare.org.uk/wp-content/uploads/Relapse-in-Acute-Lymphoblastic-Leukaemia-ALL-Web-Version.pdf

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